Exhibit 16.1

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

March 16, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Portman Ridge Finance Corporation (the “Company”) and, under the date of March 11, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On March 11, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated March 16, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors, based on the recommendation of the Audit Committee.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

      KPMG International Limited, a private English company limited by guarantee.